Dated 4th June 2013

(1) EVERLAST WORLD'S BOXING HEADQUARTERS CORP.

and

(2) INTERNATIONAL BRAND MANAGEMENT LIMITED

and

(3) SPORTS NUTRITION PRODUCTS, INC.

and

(4) MANCHESTER CAPITAL, INC.

TRADE MARK LICENSE

THIS AGREEMENT is made the 7th day of June 2013

PARTIES:

(1) **EVERLAST WORLD'S BOXING HEADQUARTERS CORP.**, a company incorporated under the laws of the State of New York, United States, whose registered office is at 183 Madison Avenue, Suite 1701, New York, NY 10016, USA (and PO BOX 1809, New York NY 10156 – 1809, USA) ('**Licensor**')

(2) **INTERNATIONAL BRAND MANAGEMENT LIMITED** a company incorporated under the laws of England and Wales with Company Number 05142123 whose registered office is at Unit A Brook Park East, Shirebrook, NG20 8RY, United Kingdom ('**IBML**')

(3) **SPORTS NUTRITION PRODUCTS, INC. DBA EVERLAST SPORTS NUTRITION** a company incorporated under the laws of the State of New York whose registered office is at 488 Madison Avenue, 12th Floor, New York NY 10022-5718, USA, with company number 130128000784, whose principal place of business is at 219 Dufferin Street, Unit 310B, Toronto, Canada MK6 1Y9 ('**Licensee**')

(4) **MANCHESTER CAPITAL, INC.** a company incorporated under the laws of the USA with Company Number 891760621RC0002 whose principal place of business is at 16-1375 Southdown Road, Suite 250, Mississauga, ON L5J2Z1, USA ('**Guarantor**')

RECITALS:

(A) Licensor has the right to license the use of the Trade Marks (defined below) and wishes to permit Licensee to use the Trade Marks in respect of the Products (defined below) on and subject to the terms of this Agreement.

(B) It has been agreed that IBML shall act as agent for Licensor in respect of certain provisions of this Agreement.

(C) It has been agreed that the Guarantor will guarantee performance by Licensee of its obligations hereunder.

Operative provisions:

1. Definitions

1.1 In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

'ADVERTISING MATERIALS' means any or all advertising, marketing, and/or promotional materials and/or trade literature of any kind whatsoever prepared by Licensee and relating in any way whatsoever to the Products including without limitation any and all signs and/or placards and/or any or all component parts of any such materials and/or trade literature, as well as websites;

'AFFILIATE' means:

(a) in relation to Licensee, in respect of any body corporate a body corporate which is its subsidiary, holding company or ultimate holding company, or a body corporate which is a subsidiary of that holding company or ultimate holding company, and each such body corporate;

(b) in relation to Licensor, in respect of any body corporate a body corporate which is its subsidiary, holding company or ultimate holding company, or a body corporate which is a subsidiary of that holding company or ultimate holding company, and each such body corporate ; and

(c) in relation to the Manufacturer, in respect of any body corporate a body corporate which is its subsidiary, holding company or ultimate holding company, or a body

corporate which is a subsidiary of that holding company or ultimate holding company, and each such body corporate;

and **'AFFILIATES'** shall be construed accordingly;

'AGREEMENT' means this agreement and any amendments and variations made in writing to this agreement;

'ANNUAL MINIMUM GUARANTEED ROYALTY' means the amount for each Year as set out in **Schedule 4**;

'BUSINESS DAY' means any week day except a Saturday, Sunday and/or bank or public holiday in the United States of America or its territories;

'BUSINESS PLAN' means the business plan agreed by the Parties in respect of the sale of Products by Licensee in the form of the plan supplied to the Licensee from time to time;

'BUSINESS-TO-BUSINESS' means a channel of trade exclusively between one business and another for the purposes of joint corporate event promotions and for the avoidance of doubt excludes direct trade with the general public, or wholesalers that supply to the general public or retail trade or where it is thought reasonably likely that products will be sold, or caused to be sold to the retail trade or general public;

'COMMENCEMENT DATE' means the date of execution of this Agreement;

'COMPETENT AUTHORITY' means any national or local government agency, authority, department, or professional body having jurisdiction over either any of the activities contemplated by this Agreement or the Parties;

'CONTINUITY COMPANIES' are companies who operate marketing programs in which retailers benefit from increased footfall or frequency of customer visits to their retail outlets. The customer usually benefits by receiving coupons, or similar, from the retailer which can be collected and redeemed for goods at a greatly reduced price or free of charge;

'CONTROL' means the ability to direct the affairs of another whether by virtue of the ownership of shares, contract, operation of law or otherwise;

'DIRECT RESPONSE DISTRIBUTION CHANNELS' means those Distribution Channels (such as a Licensee owned website, or a telemarketing campaign) where Licensee offers Products for sale directly to the end consumer;

'DIRECT RESPONSE SALES REVENUE' means the cumulative total of all revenue generated by Licensee, less deductions for: (i) sales tax; and (ii) chargeback and refunds (capped at three percent (3%) of annual gross receipts in respect of chargebacks and ten percent (10%) of annual gross receipts in respect of refunds); from sales of Products through Direct Response Distribution Channels;

'DISTRIBUTION CHANNELS' means the channels of distribution for the Products which have been approved by Licensor and/or IBML, as set out in **Schedule 6**;

'FOB' means free on board at the port of departure or where the Products are being transported other than by sea, **FCA** where the seller has borne the cost of transporting the goods to the port in that country of dispatch and the buyer is then responsible for all the costs from that point;

'FOB PURCHASES' means FOB purchases of the Products made by Licensee;

'FORCE MAJEURE' means any delay, interruption or failure in performance of a Party's obligations under this Agreement caused directly or indirectly by fire, flood, earthquake, explosion or other casualty, strike or labor dispute, disruption of telecommunication systems, inability to obtain supplies, fuel, raw materials, labor, transportation or power, war or other violence, accident, malfunction of machinery or apparatus, any law, order, injunction, proclamation, regulation, ordinance, demand or requirement of any government agency, act of God or any other cause or condition whatsoever, which is beyond the reasonable control

of the affected Party and which has a material adverse effect on its ability to perform its obligations under this Agreement;

'GUARANTEE' means the guarantee in the form set out in **Schedule 7** to be executed by the Guarantor simultaneously with the execution of this Agreement;

'INTELLECTUAL PROPERTY' means all copyrights, patents, trade marks, designs, design rights, database rights, Recipes and any other intellectual property rights or rights of a similar nature including registered and unregistered rights and any applications for registration, renewal, extension, division or reissue of the foregoing, in any jurisdiction;

'LIABILITIES' means any and all claims, demands, actions, awards, compensation, costs (including legal costs and disbursements), expenses, damages, losses, fines and other liabilities of whatsoever nature;

'MANUFACTURER' means any manufacturer used or proposed to be used by Licensee;

'NET SALES PRICE' means Licensee's gross dollar sales volume resulting from bona fide, arms length transactions at invoice price, less deductions for trade discounts, shipping charges, returns and allowances, and sales taxes (or any use, value-added or similar taxes) included therein, whether or not separately stated on the invoice. Such deductions shall not collectively exceed fifteen percent (15%) of gross Net Sales during any single month. Such Net Sales shall be determined without deducting any income taxes, franchise taxes, uncollectible accounts, anticipation or financial discounts. No costs (other than the deductions listed above) incurred in the manufacture, distribution, advertisement, promotion or sale of the Products shall be deducted from gross sales. A sale shall be deemed to occur when the Products are shipped or invoiced by Licensee. Included in Net Sales shall be all transactions of Products distributed by Licensee or any of its Affiliates, even if such transactions are not invoiced. Such transactions shall be included in Net Sales at the usual selling prices of such Products;

'OVERRUNS' means Products manufactured by the Manufacturer in excess of the quantity ordered or purchased by Licensee;

'PARTY' means each of Licensor and Licensee. Party does not include IBML or Guarantor;

'PRODUCTS' means the various items described in **Schedule 1** which incorporate the Trade Marks and comply with the Standard of Quality;

'PROPRIETOR' means the proprietor for the time being listed on the trade mark registration certificate for the Trade Marks;

'QUARTER' means each successive period of three months during this Agreement ending on 31 March, 30 June, 30 September and 31 December, save for the period immediately prior to the date of termination of this Agreement which may be shorter than three months and **'QUARTERLY'** shall be construed accordingly;

'RECIPES' means the recipes for the Products;

'REGULATORY REQUIREMENT' means any applicable requirement of law or regulation or of any Competent Authority and includes all legislation, statutory instruments, regulations, orders, directions and codes of practice;

'ROYALTY' is as defined in **Clause 6.2** below;

'ROYALTY CALCULATION' shall mean: (i) in 2013, seven percent (7%) of Net Sales and seven percent (7%) of sixty percent (60%) of Direct Response Sales Revenue; and (ii) in 2014, eight percent (8%) of Net Sales and eight percent (8%) of sixty percent (60%) of Direct Response Sales Revenue; and (iii) in 2015, nine percent (9%) of Net Sales and nine percent (9%) of sixty percent (60%) of Direct Response Sales Revenue; and (iv) in 2016 onwards, ten percent (10%) of Net Sales and ten percent (10%) of sixty percent (60%) of Direct Response Sales Revenue;

'SECONDS' means Products containing manufacturing, fabric or other defects;

'**STANDARD OF QUALITY**' shall have the meaning as defined in **Clause 10.1;**

'**TERRITORY**' means the country or countries specified in **Schedule 3**;

'**TOTAL ANNUAL PAYMENT**' shall have the meaning as defined in **Clause 8.1**;

'**TRADE MARKS**' means the trade mark(s) as set out in **Schedule 2** and any reference to the Trade Marks shall include a reference to any or all of them whether registered or unregistered as applicable; and

'**YEAR**' means in respect of the first Year of this Agreement, the period from the Commencement Date until 31 December 2013 and thereafter, each successive period of twelve (12) calendar months.

1.2 In this Agreement:

1.2.1 words in the singular includes the plural and vice versa;

1.2.2 unless the context otherwise indicates, references to Clauses, Sub-clauses, Recitals and Schedules are to clauses and sub-clauses of, and recitals and schedules to, this Agreement;

1.2.3 the Schedules to this Agreement are an integral part of this Agreement and obligations in the Schedules bind the Parties as if they were in the main body of the Agreement;

1.2.4 headings to clauses in this Agreement are included for the purpose of ease of reference only and shall have no effect on the construction or the interpretation of this Agreement;

1.2.5 references in this Agreement to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute; and

1.2.6 references to any words following the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

2. Grant of License

2.1 Licensor grants to Licensee, subject to the provisions set out in this Agreement:

2.1.1 the exclusive right to promote, distribute and sell Products bearing the Trade Marks in the Territory subject to the conditions contained in the Schedules; and

2.1.2 the non-exclusive right to manufacture the Product in and outside of the Territory.

2.2 Notwithstanding the grant of an exclusive license by Licensor to Licensee pursuant to the terms of this Agreement, Licensee acknowledges and agrees that:

2.2.1 if any company which is owned directly or indirectly by Sports Direct International plc or in which Sports Direct International plc has a strategic trade investment (being a bona fide investment made in accordance with standard business practice that enables or permits the person making the investment to exercise indirect control over the affairs of that company) (the '**Acquirer**') acquires or opens any retail outlets in the Territory (the '**Outlets**'), the Acquirer shall have the right to (i) source the Products directly from Sports Direct International plc, its Affiliates and any authorized third party; and (ii) promote and sell the Products through the Outlets; and

2.2.2 Licensor or any third parties authorized by Licensor or its Affiliates shall have the right to source the Products directly from Sports Direct International plc, its Affiliates or any authorized third party, provided that such Products are only promoted and sold in the Territory through retail outlets (whether bricks and mortar or online) which trade under the "Everlast", "Sports Direct", "Sports World" or "Lillywhites" trade names or any other trade names owned or acquired by Sports Direct International plc or any Affiliate.

2.3 Without limiting the foregoing, Licensor specifically reserves and shall have the sole right to manufacture, distribute, sell or otherwise use, or license or authorize others to so use, the Trade Marks on or in connection with products identical or similar to the Products, during the Term and in the Territory without obligation to Licensee: (i) in the event that Licensee cannot, or refuses for whatever reason to, develop specific products which fit into the Licensee's business plan, as agreed by the Licensor and/or IBML, which have been reasonably requested in writing by Licensor and/or IBML (ii) in connection with premiums, tie-ins, giveaways or promotional arrangements; (iii) for television broadcasters (and/or their member stations), any fan clubs or any catalogue(s) produced or distributed by or on behalf of Licensor; (iv) in relation to direct mail or direct-to-consumer marketing/sales techniques or devices, including without limitation, through the Internet, world wide web, or any telecommunications network (fixed or mobile); (v) in connection with the supply of Products to boxers, athletes or any other individuals in the sports or entertainment sectors; and (vi) inside the Territory other than through the Distribution Channels.

2.4 In the event that Licensee wishes to market and sell the Products using a website bearing the Trade Marks, or a URL bearing the Trade Marks, the following provisions shall apply:

2.4.1 Such a URL shall be owned by Licensor or an Affiliate (provided Licensee retains the administrative right to use such a URL during the term of this Agreement);

2.4.2 Licensee shall not allow such a website to 'go live' until it has been given express written approval by Licensor and/or IBML. Any material changes to such website after it has 'gone live' shall not be implemented by Licensee until Licensee has been given express written approval by Licensor and/or IBML; and

2.4.3 Licensee shall ensure that any sales made through such a website are sales to customers in the Territory only.

2.5 Save as permitted in advance and in writing by Licensor and/or IBML, Licensee shall only actively market, distribute and sell the Products using the Distribution Channels.

2.6 Licensee shall not directly or indirectly sell the Products to Business to Business or Continuity Companies within the Territory.

2.7 All orders and details relating thereto for Products received by Licensee from outside the Territory shall be immediately notified by Licensee to Licensor or IBML.

2.8 Nothing in this Agreement shall be deemed in any way to grant to Licensee any right or entitlement of any kind whatsoever to distribute the Products free of charge or sell any Product by way of tie-in sales or use of the Products as premiums (whether free of charge or not).

2.9 On and subject to the terms of this Agreement and subject to the prior written consent of Licensor (such consent not to be unreasonably withheld) Licensor shall at the request and cost of Licensee grant to Licensee a non-exclusive right to have Products manufactured on its behalf in those countries of the world where Licensor is free to make such grant or to procure such right.

2.10 This Agreement is subject to the prior written approval of the Business Plan for the first Year by Licensor.

3. Licensee's Obligations

3.1 Licensee shall at all times during the term of this Agreement:

3.1.1 use all reasonable endeavors to promote the distribution and sale of all of the Products in the Territory;

3.1.2 use all reasonable endeavors to comply with the reasonable instructions of Licensor and/or IBML;

3.1.3 discharge its obligations under this Agreement and in relation to the advertising, marketing, distribution and sale of the Products, with all due skill, care and diligence and in accordance with Licensee's own established internal procedures;

3.1.4 maintain on its own account, subject to Licensee's and/or IBML's reasonable discretion, an inventory of the Products at levels which are appropriate and adequate for Licensee to meet all reasonable customer delivery requirements for the Products throughout the Territory;

3.1.5 inform Licensor immediately of any changes in ownership or Control of Licensee or of any significant change in its organization or method of doing business which may reasonably affect the performance of Licensee's duties under this Agreement;

3.1.6 obtain all necessary licenses, consents and permissions required for the marketing, distribution and sale of the Products in the Territory;

3.1.7 comply with the Code of Conduct set out in **Schedule 5**; and

3.1.8 pay at least the Annual Minimum Guaranteed Royalty set out in **Schedule 4** in each Year.

3.2 Licensee shall employ, subject to Licensee's reasonable discretion, a sufficient number of suitably qualified personnel to ensure the proper fulfilment of Licensee's obligations under this Agreement.

3.3 If in Licensor and/or IBML's sole discretion, Licensee has not at any time during the term of this Agreement, complied in all respects with **Clause 3.1**, Licensor and/or IBML shall be entitled on thirty (30) days prior written notice to Licensee, to decrease the scope of the Products and/or Territory by the specific Products and/or countries in the Territory in relation to which or where, in Licensor's and/or IBML's sole discretion, Licensee has failed to comply with **Clause 3.1**.

4. Duration

4.1 Conditional on execution of the Guarantee, this Agreement shall commence on the Commencement Date and shall continue until 31 December 2027 (subject to earlier termination as provided under this Agreement).

4.2 Either Party shall be entitled to terminate this Agreement without liability to the other Party, effective on 31 December 2017, by giving written notice to the other Party, no later than by 30 June 2017.

5. Business Plan

5.1 Licensee shall comply in all respects with the Business Plan.

5.2 The Parties shall not less than one (1) month before the expiry of each Year, agree in writing to a Business Plan for the following Year.

5.3 The Parties shall not less than six (6) months before the expiry of each Year, review the performance of Licensee against the current Business Plan and the Business Plan for the previous Year (if any).

5.4 In the event that Licensee has not in Licensor's and/or IBML's sole discretion, substantially achieved the Business Plans referred to in **Clause 5.2** in all respects, then Licensor and/or IBML shall at its option either:

5.4.1 advise Licensee in writing of the activities required to remedy the failure to achieve such Business Plans, providing where appropriate a remedy period for such failure; and/or

5.4.2 advise Licensee in writing that the Agreement shall terminate at the end of the then current Year.

5.5 In the event that the Parties do not agree to a subsequent Business Plan (pursuant to **Clause 5.2** above) then the current Business Plan shall continue for a period of six (6) months and if at the expiration of such time the Parties have still not agreed to a revised Business Plan, this Agreement shall terminate at Licensor's and/or IBML's option, on the expiry of six (6) months from the date of Licensor's and/or IBML's notice to terminate this Agreement pursuant to this **Clause 5.5**.

6. Financial Provisions

6.1 In consideration of the rights granted under **Clause 2,** Licensee shall pay the Royalty to Licensor.

6.2 The Royalty shall be paid Quarterly in arrears and shall be the greater of:

(a) the Royalty Calculation for such Quarter; and

(b) one quarter of the Annual Minimum Guaranteed Royalty for such Year,

payable as follows:

6.2.1 at the end of the first Quarter, the greater of the sum necessary to ensure payment of the Royalty Calculation by Licensee of the Products during the period of three (3) months ending on the first Quarter or such sum as is necessary to ensure payment of one quarter of the Annual Minimum Guaranteed Royalty for the Year;

6.2.2 at the end of the second Quarter, the greater of the sum necessary to ensure payment of the Royalty Calculation by Licensee of the Products during the period of six (6) months ending on the second Quarter or such sum as is necessary to ensure payment of half of the Annual Minimum Guaranteed Royalty for the Year;

6.2.3 at the end of the third Quarter, the greater of the sum necessary to ensure payment of the Royalty Calculation by Licensee of the Products during the period of nine (9) months ending on the third Quarter or such sum as is necessary to ensure payment of three quarters of the Annual Minimum Guaranteed Royalty for the Year; and

6.2.4 at the end of the fourth Quarter, the sum necessary to ensure payment of the Royalty Calculation for the Year or the Annual Minimum Guaranteed Royalty for the Year, whichever is greater.

6.3 All payments due under this Agreement shall be received in Licensor's bank account within twenty-five (25) days after the end of each Quarter unless otherwise specified. The bank account details are:

Everlast World's Boxing Headquarters
183 Madison Avenue, Suite 1701, New York, NY 10016, USA
HSBC Bank
ABA# 021001088
Acct# 007 921519

6.4 Subject to the terms of this Agreement and Licensor's entitlement to a tax credit of any amount deducted by way of withholding tax or charge, Licensee may deduct any withholding tax or charge, required to be deducted from any payment to Licensor under the laws of any of the countries comprising the Territory. In the event that Licensor is not entitled to a tax credit for any amount deducted by way of withholding tax or charge, Licensee shall increase the relevant payment to result in the payment made after deduction of the withholding tax or charge being equal to that which would have been paid had there been no withholding tax or charge. Licensee shall as soon as practicably possible provide Licensor with any relevant

certificate of tax deduction and other information reasonably requested by Licensor regarding such withholding. The parties agree to take advantage of any double taxation treaties which may be available to them, in particular the Licensee agrees that at the date of signature of this Agreement it shall obtain and complete the relevant forms to receive authorization from the relevant tax authorities to make payment under the rate applicable for the application of double taxation rather than the applicable local rate. If withholding certificates are not provided within three months of the date on which they are usually made available to the Licensor in that particular country, then the Licensee shall not be entitled to a tax credit under this Clause. If Licensee fails to pay in full any sums due to Licensor under this Agreement on the due date for payment, then without prejudice to any other right or remedy which may be available to Licensor under this Agreement or otherwise, Licensor shall be entitled to:

6.4.1 charge interest at the rate of one and one-half percent (1.5%) per month commencing fifteen (15) days after the same shall fall due. Such interest shall also be applied to any royalty payments understated by Licensee in reports/statements to Licensor, and to underpayments discovered following an inspection of the books and records of the Licensee pursuant to this agreement, interest being applied to all underpayments as of the due date of such underpayments having occurred;

6.4.2 recover from Licensee any and all reasonable and properly incurred costs and expenses (including legal fees) incurred by Licensor in collecting the amount unpaid.

6.5 Immediately upon the termination of this Agreement for whatever reason (and without prejudice to any other rights or remedies available to Licensor under this Agreement or otherwise) all sums due to Licensor shall become payable immediately.

6.6 In the event of a delay of any payment due to Licensor which has the effect that when such payment is eventually paid Licensor receives less than Licensor would have done had the payment been made on time such as for example as a result of an exchange rate movement, Licensee shall be responsible for the shortfall which shall be immediately due and payable on notice from Licensor.

6.7 Any amount payable under this Agreement is exclusive of any value added (or like) tax which may be payable.

6.8 Licensee shall, every six months as instructed by Licensor, complete the royalty forecast form in the format required by Licensor and/or IBML from time to time, providing a copy of the completed form to Licensor on each occasion.

7. Dedicated Advertising Budget

7.1 In respect of each Year, Licensee shall at a minimum, spend an amount equivalent to: fifteen percent (15%) of gross revenue on advertising, promoting and marketing the Products in the Territory that includes: 1. All media buys - online, television and radio 2. Cost to deliver promotional pricing 3. Any affiliates marketing costs ex. Commissions for external affiliates promoting our offer 4. Paid endorsements or fees associated with brand promotions 5. Public Relations 6. Limited time offers 7. Cost of maintaining customer loyalty and awareness-inbound and outbound customer support call center and incentives.

7.2 In the event that the amount referred to in **Clause 7.1** above is not fully expended by Licensee, the difference between the amount actually expended and that which Licensee was bound to expend must be paid to Licensor to be applied towards global advertising and promotion, such payment to be made within 30 days of the end of the preceding Year.

7.3 In respect of each Year, Licensee shall pay to Licensor, Quarterly in arrears, a sum equivalent to: (i) one percent (1%) of sixty percent (60%) of Retail Sales Revenue; and (ii) one percent (1%) of Net Sales; such sum to be spent by Licensor on global advertising and promotion.

7.4 Licensee shall submit samples of all Advertising Materials to be used in relation to the Products to Licensor and/or IBML for written approval, using the form as required by Licensor

and/or IBML from time to time and Licensee shall not use any Advertising Materials until the same have been so approved.

7.5 Licensee shall be solely responsible for complying and shall at all times comply with any and all Regulatory Requirements in the Territory and elsewhere which relate in any way to the Products, the Advertising Materials, the Agreement per se and/or the performance of this Agreement by Licensee.

8. Reporting

8.1 Within thirty (30) days of the end of each Year, Licensee shall provide Licensor and/or IBML with a statement in the format required by Licensor and/or IBML from time to time (the '**Reporting Template**'), disclosing the following information:

i) total FOB Purchases of Products for the preceding Year;

ii) total sales of Products in the preceding Year by country in the Territory, channel, Product category, item # or SKU, item description, unit sales and price per unit;

iii) the number of pieces of closing stock of Products at Year end;

iv) the FOB Purchase value of the Products in stock at Year end;

v) the number of pieces of Products at the beginning of the preceding Year;

vi) the FOB Purchase value of Products in stock at the beginning of the preceding Year;

vii) the amount which Licensee has paid to IBML pursuant to **Clause 6.2** for that Year ("Total Annual Payment"); and

viii) the Annual Minimum Guaranteed Royalty for that Year.

8.2 Within 20 days of the end of each Quarter during the Term hereof, Licensee shall furnish to Licensor and/or IBML a complete and accurate Royalty and Net Sales Statement for such Quarter, in U.S. dollars, as per the Reporting Template. Receipt or acceptance by Licensor and/or IBML of any Royalty and Net Sales Statement furnished, or of any sums paid to Licensor pursuant to this Agreement shall not preclude Licensor and/or IBML from questioning the correctness thereof. Without prejudice to **Clause 8.6** below, in the event that any inconsistencies or mistakes are discovered in Royalty and Net Sales Statements or royalty or other payments, they shall be rectified promptly and the appropriate payment made by Licensee.

8.3 On receipt of the Statement referred to above, Licensor shall provide Licensee with a confirmatory invoice for the Royalty due for the relevant period. However, non receipt of the confirmatory invoice does not absolve Licensee of the responsibility to pay the Royalty at all or on time.

8.4 Within a reasonable time at the end of each Year, Licensee shall provide a copy of its accounts to Licensor and/or IBML together with a copy of Licensee's audited financial statements in the same format as supplied to Licensee's bankers certifying that the amount of the Royalties paid by Licensee to Licensor are accurate. Such documents will at all times be treated as Confidential Information in accordance with the provisions of **Clause 20** below.

8.5 Licensee agrees to keep accurate, complete and up-to-date books of account and records of all transactions relating in any way to the Products, the Advertising Materials and/or the performance of this Agreement by Licensee.

8.6 Licensor and/or IBML and its duly authorized representatives shall have the right at any time during the term of this Agreement but not more than once each Year (and for seven (7) Years thereafter), at a time mutually convenient to the Parties but in any event not more than five (5) Business Days' following notice in writing to Licensee, to full and unrestricted access (for the purpose of auditing, examining, reviewing and/or copying) to any and all books of account, records and any and all invoices and other documents and materials (on whatever media) in the possession or under the control of Licensee which relate in any way to the Products, the Advertising Materials, and/or the performance of this Agreement by

Licensee. Such documents will at all times be treated as Confidential Information in accordance with the provisions of **Clause 20** below.

8.7 In the event that following the audit referred to above it is determined that the Licensee has miscalculated the Royalty or erroneously reported any amounts by five percent (5%) or greater, without prejudice to Licensor's other rights and remedies, Licensee shall pay to Licensor on an indemnity basis all costs and expenses associated with carrying out the audit.

8.8 Licensee shall, at all times, maintain sufficient general ledger coding relating to Licensee's business operations in respect of the Products, Advertising Materials and the performance of this Agreement by Licensee.

9. Design Approval

9.1 Licensee and Licensor and/or IBML shall discuss all potential designs for the Products and shall each participate in all stages of the design process which design process shall include all such matters that influence the final appearance of the Product including, without limitation, printing, colors, stitching and styling.

9.2 Licensee shall submit all final designs in writing for the Products and Product packaging to Licensor and/or IBML for approval, using the form required by Licensor and/or IBML from time to time, and shall not make any use of any such designs until they have been approved by Licensor and/or IBML in accordance with **Clause 10**. Each design submitted to Licensor and/or IBML shall have a unique design number.

9.3 Licensee hereby declares and agrees that all Products shall conform to the principles of the Licensor's Brand Manual or any such similar publication which may from time to time be sent to Licensee or amended.

9.4 Licensee shall accept any additions or alterations to its design to include or incorporate measures designed to prevent, or deter copying, counterfeiting or other infringement at Licensor's and/or IBML's request. Licensee shall bear the cost of any such additions or alterations to the Products.

9.5 Licensee agrees that any designs approved by Licensor and/or IBML are valid only for the season indicated on the approval form. Where the Licensee intends to continue a current design or resume previously approved designs, such designs must be resubmitted for any and all subsequent seasons. If such designs are not resubmitted for subsequent seasons, Product references will be deemed as invalid and not approved.

9.6 Licensee warrants that any designs for Products submitted by Licensee for approval by Licensor and/or IBML shall not infringe the rights of any third party.

10. Quality Control

10.1 All Products manufactured by or on behalf of Licensee shall comply with the following quality standards ("**Standard of Quality**"):

10.1.1 such specifications and standards of quality in relation to their manufacture, materials used, workmanship and design, packaging and storage as may have been approved in writing by Licensor and/or IBML from time to time during the continuance of this Agreement; and

10.1.2 any relevant national or international standards pertaining to the Products.

10.2 In addition Licensee shall ensure that all Products shall have affixed such labels as may be requested by Licensor and/or IBML and provided by its authorized supplier of labels in accordance with the details provided by Licensor and/or IBML as to how such labels shall be used. Records of the numbers, quantity, and location of where all such labels are used shall be kept at Licensee's cost.

10.3 Licensee shall permit Licensor and/or IBML or their authorized representative(s) on request to inspect and audit the manufacture and storage of the Products. As a means of evaluating the quality of the Products manufactured by or on behalf of Licensee, Licensor and/or IBML may select a qualified consultant or consultants to conduct during normal business hours

such inspections and audits on a periodic basis as are reasonably necessary for the purpose of determining that the Standards of Quality are being maintained and any labels are being properly affixed. Licensee shall co-operate with, and provide reasonable assistance to Licensor and/or IBML or its authorised representative(s) in the conduct of any audit referred to in this **Clause 10.3** and ensure that such persons shall have access to the premises at which the Products are being manufactured, including the premises of approved Manufacturers.

10.4 Licensee shall, prior to using any designs, submit a reasonable number of samples of such designs, Product samples and pre-production products for the written approval of Licensor and/or IBML. Such Product samples shall be selected at random by Licensor and/or IBML and Licensee to provide such samples at their own expense. In the case of final production Products, Licensee shall submit one of each Product type corresponding with an individual design code as approved under Clause 9 to Licensor and/or IBML. Licensee shall not use any material bearing the Trade Marks without such prior approval. If Licensor and/or IBML has not given to Licensee its approval of any such material within fourteen (14) days after the receipt of the same, Licensee must notify Licensor and/or IBML that approval is still outstanding. Until express approval has been given by Licensor and/or IBML, the Product shall be deemed not to have been approved.

10.5 Licensee agrees that the Products or any part thereof shall conform in all respects to the Standard of Quality. In the event that any such Products have not achieved the Standard of Quality, Licensee shall take all such steps as shall be necessary to ensure that the Products subsequently manufactured shall do so, and Licensee shall, in respect of any such Products which fail to attain the Standard of Quality, be required at the option of Licensor and/or IBML, and without prejudice to any other rights or remedies of Licensor and/or IBML existing under the terms of this Agreement or otherwise, to take any of the following steps:

10.5.1 withdraw or arrange for the withdrawal of such Products from the production line or market as the case may be and destroy them or arrange for their destruction to the satisfaction of Licensor and/or IBML or otherwise act in accordance with such directions as Licensor in its sole discretion deems fit; or

10.5.2 rework or arrange for the reworking of such Products so as to ensure they achieve the Standard of Quality whereupon further samples shall be submitted to Licensor and/or IBML pursuant to the provisions contained in **Clause 10.4**.

11. Use of the Trade Marks

11.1 Licensee may only use the Trade Marks in a form approved by Licensor and/or IBML, and shall observe any reasonable directions given by Licensor and/or IBML as to colors and size of representations of the Trade Marks and their manner and disposition in relation to the Products and all Advertising Materials.

11.2 Licensee shall only make use of the Trade Marks for the purposes authorized in this Agreement and, in particular, shall not use the Trade Marks in any way which would allow them to become generic, lose their distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of Licensor as a manufacturer of premium quality sports and leisurewear endorsed by world class sportsmen and sportswomen.

11.3 Whenever the Trade Marks are used by Licensee such use shall be accompanied by wording requested by Licensor and/or IBML and clear marking by use of the TM or equivalent sign to show that these are Trade Marks used by Licensee with the permission of Licensor.

11.4 Licensee shall not use the Trade Marks accompanied by or in conjunction with any other trade marks (whether registered or not) or words describing the Products unless the Trade Marks are sufficiently distinguished from the surrounding and adjacent text and the Licensor is clearly identified as the registered proprietor of the Trade Marks. Where Licensee uses the Trade Marks together with any sub brand, trade mark or design the following shall occur:

11.4.1Licensee shall prior to such use inform Licensor and/or IBML in writing of the proposed sub brand, trade mark or design;

11.4.2 Licensee shall provide confirmation to Licensor's and/or IBML's satisfaction within seven (7) days thereafter that the use of such sub brand, trade mark or design will not infringe any rights owned by third parties. Notwithstanding such confirmation and anything to the contrary in the Agreement, the use by Licensee of the sub brand, trade mark or design is entirely at their own risk and Licensee shall indemnify and hold harmless Licensor and IBML in all respects against any claim or allegation or resultant loss that the sub brand, trade mark or design infringes the rights of any third person;

11.4.3 Licensee shall provide details of the proposed sub brand as required by Licensor and/or IBML and on Licensor's and/or IBML's request to register such sub-brand, trade mark or design in Licensor's own name at Licensee's expense;

11.4.4 Licensee agrees that the use of such sub brand, trade mark or design shall automatically be subject to the same terms and conditions as are provided herein and shall automatically be included in the definition of Trade Marks. For the avoidance of doubt, the sub brand, trade mark or design shall not be used by Licensee as a stand alone trade mark and shall at all times be used with the Trade Marks; and

11.4.5 Licensee shall ensure that any sub-brand, Trade Marks and/or designs are dealt with in accordance with sub-brand guidelines that may be issued from time to time.

11.5 Licensee acknowledges that Proprietor is the owner of the Trade Marks. Licensee agrees that all goodwill generated by its use of the Trade Marks in respect of the Products shall inure to the benefit of Proprietor. Licensee will not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the Trade Marks except under the provisions of this Agreement. Licensee acknowledges that Licensor and/or IBML may at any time call for a confirmatory assignment of such goodwill to Licensor and Licensee agrees to promptly execute it.

11.6 Licensee shall not without the prior written approval of Licensor and/or IBML, adopt or use any trade mark, symbol or device which incorporates or is confusingly similar to, or is synonymous with or a translation or transliteration of, the Trade Marks. Licensee shall not at any time, whether during or after termination of this Agreement, apply anywhere in the world to register any trade or service mark identical to or so nearly resembling the Trade Marks or any confusingly similar trade mark.

11.7 Licensee shall not at any time, whether during or after termination of this Agreement, use the Trade Marks as part of any corporate business or trading name or style of Licensee.

11.8 Licensee agrees and undertakes not at any time to:

11.8.1 use the Trade Marks in a manner not permitted by this Agreement;

11.8.2 include and/or refer to any products other than the Products in any Advertising Materials in a manner not permitted by this Agreement; and

11.8.3 sell or offer for sale those Products which are the current season's styles through any retail discount channels, and shall not sell previous season's styles through such discounted stores as Licensor and/or IBML may from time to time indicate as being off-strategy.

11.9 Licensee shall co-ordinate the promotion and advertising of the Products in such a manner as to maintain and enhance the value of the Trade Marks and which shall be consistent with the prestige, influence and image of the Products in the Territory, as well as with the quality and other standards required under this Agreement.

11.10 Licensee undertakes not to make any representation or to do or permit to be done any act which would or might jeopardise or invalidate any registration of the registered Trade Marks or jeopardise any application for registration of the Trade Marks nor to do any act which might assist or give rise to an application to remove the registered Trade Marks from any register or which might prejudice the right or title of Licensor to the Trade Marks.

11.11 Licensee shall on request from time to time, give to Licensor and/or IBML or their authorized representative(s) any information as to Licensee's use of the Trade Marks which Licensor and/or IBML may require and shall render any assistance reasonably required by Licensor and/or IBML in maintaining the registration of the Trade Marks.

12. Formal License

12.1 Should either Party so require, the Parties shall execute a formal license of the Trade Marks to be registered with the relevant trade marks registry and or local trade mark or financial body and the costs associated with such registration shall be borne by the Licensee.

12.2 In the event of any inconsistency between a provision of this Agreement and a provision of the formal license, the provision of this Agreement shall prevail to the extent of the inconsistency.

12.3 In the event that a formal license is recorded or registered under this Clause the Licensee agrees that:

12.3.1 such recordal shall not provide Licensee with greater rights than are under this Agreement;

12.3.2 Licensor may assign any Trade Mark under which the formal license is registered or recorded without the consent of Licensee; and

12.3.3 Licensor may cancel any registration or recordal at any time and Licensee shall assist Licensor to effect cancellation.

13. Manufacture on behalf of Licensee

13.1 Notwithstanding any provision of this Agreement, Licensee agrees that it shall not be entitled to appoint a third party to manufacture the Products on its behalf unless and until Licensee has satisfied the obligations set out in this **Clause 13** and IBML has notified Licensee in writing of its approval of the third party as a Manufacturer.

13.2 Licensee shall not be entitled to sub-license any or all of its rights under this Agreement nor enter into a sourcing arrangement in respect of the Products save as may be necessary to enable Licensee to have the Products manufactured on its behalf. Such right is subject to the following conditions which shall be satisfied before any Manufacturer is appointed by Licensee:

13.2.1 Licensee hereby undertakes to inform IBML of the identity of any person, firm or company which Licensee proposes as a Manufacturer on its behalf of the Products, and provide IBML with full details of:

(a) the address(es) of all locations at which the Manufacturer proposes to manufacture any of the Products;

(b) the names and contact details of all owners of the Manufacturer;

(c) the name of the production manager in charge of manufacturing the Products (fax, telephone, email and website address); and

(d) the Products that are to be manufactured by the Manufacturer.

13.2.3 Licensee shall promptly submit to IBML any further information relevant to a proposed Manufacturer as IBML may reasonably request; and

13.2.3 within thirty (30) days of the date of receipt of notification of the identity of a proposed Manufacturer and provided that IBML has received any information requested by it pursuant to **Clause 13.2.3**, IBML shall notify Licensee in writing of its approval or non-approval of the proposed Manufacturer as the case may be.

13.3 Licensee is responsible for all activities of any Manufacturer used for the manufacture of Products or in connection with the manufacture of Products notwithstanding that Licensor

and/or IBML may have approved the Licensee's appointment of or entry into of an agreement with such Manufacturer.

13.4 Licensee shall ensure and/or procure that:

13.4.1 Licensor and/or IBML and/or their authorised representatives are given rights of inspection of the premises at which the Products are manufactured;

13.4.2 all Manufacturers comply at all times with the Code of Conduct set out in the Schedule;

13.4.3 all changes to the information submitted to IBML under Clause 13.2.1 in relation to any Manufacturer are promptly notified to IBML in writing.

13.5 During the period of twelve (12) months immediately preceding expiration of the Agreement, Licensee shall only be entitled to manufacture or procure the manufacture of sufficient numbers of Products to, in the reasonable opinion of the Licensee, meet the market demand (considering the previous 12 months sales trends) for the remaining term of the licence. Licensor will refer to this provision when considering its options at **Clause 18**.

13.6 Licensee shall buy all Overruns and Seconds from its Manufacturers or arrange for their destruction.

13.7 Upon receipt of a written request from IBML at any time, or otherwise upon termination or expiration of this Agreement, Licensee shall:

(a) immediately cease placing further orders for manufacture of the Products with any Manufacturer;

(b) within three (3) Business Days of such notice provide IBML with copies in English of all pending or unfulfilled orders placed with the Manufacturer for Products; and

(c) immediately notify the Manufacturer that its authority to manufacture the Products has ceased and provide IBML with copies in English of such notices.

13.8 In the event that the Licensee appoints any sourcing agent to source and/or approve Manufacturers in whatever manner or form under this Agreement, Licensee shall inform Licensor and/or IBML and enter into an agreement with such sourcing agent which poses no less onerous obligations on that sourcing agent as are imposed on Licensee under this Agreement save for the obligation to pay Royalty. Licensee shall procure that Licensor and/or IBML has rights to audit the activities and business of the appointed sourcing agent as Licensor and/or IBML may direct whilst it acts as sourcing agent and for a period of seven (7) years thereafter.

14. Infringement of the Trade Marks

14.1 Licensee shall as soon as it becomes aware of; any infringement or threatened infringement of the Trade Marks; any action detrimental to the Trade Marks (including any claim that the Trade Marks are invalid); or any third party allegation that the Trade Marks are liable to cause deception or confusion to the public, give IBML in writing full particulars of any use or proposed use by any other person, firm or company of a trade name, trade mark, domain name or get-up of goods or mode of promotion or advertising which amounts or might amount either to infringement of Licensor's rights in relation to the Trade Marks or to palming off.

14.2 Licensor and/or IBML shall have control of all proceedings relating to the Trade Marks and shall in their sole discretion decide what action (including litigation, arbitration or compromise) if any to take in respect of any infringement or alleged infringement of the Trade Marks or palming off or any other claim or counterclaim brought or threatened in respect of the use of the Trade Marks. Licensor and/or IBML shall not be obliged to bring or defend any proceedings whether for infringement or otherwise in relation to the Trade Marks and Licensee shall not be entitled to call on Licensor and/or IBML to bring any action for infringement nor bring any such action in its own name. In the event of proceedings,

Licensee shall make no admissions or disclosures without the prior written consent of the Licensor being given to such intended admission or disclosure.

14.3 Licensee shall at its own cost and at the request of Licensor and/or IBML, give full co-operation and assistance to Licensor and/or IBML (including the provision of documentation and making relevant people available) in any action, claim or proceedings brought or threatened in respect of the Trade Marks.

15. Indemnity by Licensee

15.1 Licensee shall at all times (notwithstanding the termination of this Agreement) indemnify and keep Licensor, its Affiliates and its or their directors, officers, employees and agents at all times fully and effectively indemnified against any and all Liabilities suffered or incurred by any of them in relation to:

15.1.1 any breach or contravention by Licensee of any provision of this Agreement;

15.1.2 any tortious act or omission of Licensee, any of its Affiliates and/or any of its or their officers, employees, agents and/or sub-contractors (including any Manufacturer appointed by Licensee pursuant to **Clause 13)**;

15.1.3 any claim or allegation by a third party that the Products and/or the Advertising Materials designed by Licensee infringe the Intellectual Property rights of such third party except to the extent that any claim for infringement arises from the use of the Trade Marks as permitted under this Agreement; and

15.1.4 any acts and/or omissions of any Manufacturer appointed by Licensee pursuant to **Clause 13**;

16. Limitation of Liability

16.1 Nothing in this Agreement shall be taken to exclude or limit a Party's Liability for death or personal injury caused by that Party's negligence or that Party's Liability for fraudulent misrepresentation.

16.2 All warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this Agreement.

16.3 Licensor does not warrant that the use of the Trade Marks by Licensee shall not infringe the rights of any third party. Licensor warrants that as at the date of this Agreement it is not aware of any third party rights in the Trade Marks or of the existence of any licenses or other similar rights under the Trade Marks in relation to any of the Products in the Territory.

16.4 Subject to **Clause 16.1,** in no event shall Licensor be liable to Licensee in contract, tort (including negligence and breach of statutory duty) or otherwise for:

16.4.1 any indirect or consequential loss or damage; and

16.4.2 any loss of profit (direct or indirect), loss of revenue, loss of data, loss of goodwill, loss of reputation, loss of contract or loss of customer, loss of business opportunity, loss of anticipated savings or any claim by a third party against Licensee.

17. Termination

17.1 A Party may terminate this Agreement immediately by written notice to the other Parties in the event that:

17.1.1 the other Party ceases or threatens to cease to carry on business;

17.1.2 the other Party goes into liquidation;

17.1.3 a receiver, administrator or similar officer is appointed over the assets or business of the other Party;

17.1.4 the other Party enters into a voluntary arrangement with its creditors or suffers any similar insolvency process or process which affords the other Party protection from its creditors;

17.1.5 the other Party materially breaches this Agreement (in whole or in part) and if the material breach is capable of remedy, termination shall only occur if the material breach shall not have been remedied within thirty (30) days of the other Party having been given notice in writing specifying the breach and requiring it to be remedied; or

17.1.6 A Petition in Bankruptcy is filed against a Party, which Petition is not dismissed within thirty (30) days of its filing.

17.2 In the event that any of the eventualities outlined in **Clauses 17.1.1** through **17.1.5** occur to Licensee, Licensor and/or IBML shall have the additional right, which it may exercise independently of the right to terminate under the Clause, to amend the grant in **Clause 2** to be non-exclusive.

17.3 Licensor and/or IBML may terminate this Agreement or amend the grant in **Clause 2** at Licensor's and/or IBML's sole discretion immediately by written notice to Licensee if:

17.3.1 Licensee undergoes a change of Control;

17.3.2 Licensee challenges the validity of the Trade Marks or any of them;

17.3.3 Licensee ceases or threatens to cease to carry on business; or

17.3.4 Legal proceedings have been commenced by Licensor and/or IBML and involve all of the Parties in any court of the United States or in the Territory relating to or in connection with this Agreement.

17.4 Licensor and/or IBML may terminate this Agreement or amend the grant in **Clause 2** at Licensor's sole discretion in the case where any amount under this Agreement is due and has not been paid by Licensee provided that such amount:

17.4.1 is overdue for a period of at least ten (10) days at the date of the service of the demand pursuant to **Clause 17.4.2** below; and except that Licensor and/or IBML shall be entitled to terminate this Agreement or amend the grant in **Clause 2** forthwith in the event of a repetitive breach of this Clause where repetitive means greater than once per Year;

17.4.2 has been the subject of a demand made on Licensee which demand shall specify the amount due, state that the amount is overdue and that it is Licensor's and/or IBML's intention to terminate this Agreement at the end of the ten (10) day period following service of the demand if the amount due is not paid; and

17.4.3 the amount remains overdue ten (10) days after service of the demand referred to in **Clause 17.4.2** above.

17.5 This Agreement shall upon Licensor's and/or IBML's discretion immediately terminate if any right granted by Proprietor to Licensor in relation to the Trade Marks is terminated.

17.6 Termination of this Agreement shall not affect any of the Parties' accrued rights or Liabilities.

17.7 The provisions of this Agreement for whatever reason which in order to give effect to their meaning need to survive its termination shall remain in full force and effect thereafter including where applicable **Clauses 1, 6, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 26**.

17.8 If the Royalty Calculation in any Year is less than the Annual Minimum Guaranteed Royalty for that Year, Licensor and/or IBML shall have the right to:

17.8.1 immediately terminate this Agreement in whole or in part at Licensor's and/or IBML's discretion; or

17.8.2 amend the grant in **Clause 2** in Licensor's and/or IBML's sole discretion.

17.9 In the event of a legal dispute arising or legal proceedings being commenced between the parties relating to this Agreement, such grant shall automatically be amended to become non-exclusive.

17.10 In the event that Licensee is in breach of any material term of any other agreement with Licensor or any of its Affiliates resulting in the possible termination of such other agreement, Licensor may terminate this Agreement, without court action or arbitration, by giving simple written notice of termination.

18. Consequences of Termination

18.1 On termination of this Agreement for whatever reason, the copyright and all other Intellectual Property and proprietary rights of any kind whatsoever throughout the world in the Products (including the Recipes), Trade Marks and the Advertising Materials shall vest absolutely, irrevocably and unconditionally in Licensor and Licensee shall at no cost to Licensor execute (and/or procure the execution of) such further deeds and documents and do all such things necessary or desirable to give full effect to the intent of this clause.

18.2 Further to **Clause 18.1,** Licensee shall (at no cost to Licensor) irrevocably, unconditionally and absolutely assign all right title and interest to Licensor (or procure the irrevocable, unconditional and absolute assignment of all right title and interest) in all Intellectual Property (including the Recipes) in and to all materials, products, documents, drawings, tools and Products which bear the Trade Marks or are used in relation to the Trade Marks (for example any sub brands or other trade marks) or are used to create the Trade Marks (for example by mold or print) which are made or created by or for Licensee during the term of this Agreement or otherwise on request by Licensor and/or IBML.

18.3 The Parties shall do all such things as may be necessary to cancel any formal license and Licensee shall co-operate with Licensor and/or IBML to secure the removal of the name of Licensee as a licensee at every trade marks registry and or local trade mark or financial body where such formal licence has been registered.

18.4 Licensee acknowledges that, except as expressly provided in this Agreement, Licensee has no right, title or interest nor will it acquire or attempt to acquire any rights of any kind whatsoever in or to any of the Trade Marks.

18.5 Within five days of the date of expiry or termination of this Agreement Licensee shall submit to IBML an inventory of all Products and Product components which are in its possession or under its control or are in the possession of or under the control of its Manufacturers at the date of the said inventory.

18.6 After the expiry or termination of this Agreement, Licensee shall in accordance with Licensor's and/or IBML's instructions, do any of the following as specified by Licensor and/or IBML in its sole discretion:

18.6.1 deliver up within the reasonable timeframe specified by Licensor and/or IBML, all Products within its power, possession, custody or control to Licensor and/or IBML and Licensor shall pay Licensee the cost price of such Products;

18.6.2 be entitled to a ninety (90) day sell off period during which Licensee may sell the Products in the possession of or under the control of its Manufacturers that were destined for sale during the Quarter immediately preceding the date of termination (the 'current season') and at the end of such 90 day period, Licensee shall comply with either **Clause 18.6.1** or **Clause 18.6.3** at Licensor's and/or IBML's discretion. Licensee shall not by virtue of this **Clause 18.6.2** be entitled to sell any Products bearing features which are designed for a new season; or

18.6.3 destroy or procure the destruction of, within the reasonable timeframe specified by Licensor and/or IBML, all Products and Product components within its power, possession, custody or control including those Products and Product components under the control of its Manufacturers.

18.7 Where the Licensee is entitled to a sell off period pursuant to clause 18.6.2 above, the Licensee shall be required to report any Royalties at the end of each month during the sell off period.

18.8 Licensee shall not later than one (1) week from the date of termination:

18.8.1 entirely remove or obliterate the Trade Marks from all and any materials and items (including tooling) used in connection with the Products in the possession custody or control of Licensee; and

18.8.2 if Licensee is unable to entirely remove or obliterate the Trade Marks from any materials used in connection with the Products, Licensee shall deliver up such materials to Licensor and/or IBML,

except to the extent that Licensee requires use of such materials and the Trade Marks to sell the Products pursuant to **Clause 18.6.2**.

18.9 At the end of any sell off period during which Licensee may sell the Products as permitted by Licensor and/or IBML pursuant to **Clause 18.6.2**, Licensee shall not later than one (1) week from the expiry of the sell off period:

18.9.1 entirely remove or obliterate the Trade Marks from all and any materials and items (including tooling) used in connection with the Products in the possession custody or control of Licensee; and

18.9.2 if Licensee is unable to entirely remove or obliterate the Trade Marks from any materials used in connection with the Products, Licensee shall deliver up such materials to Licensor and/or IBML.

18.10 Subject to the provisions of this **Clause 18** Licensee shall do nothing after the expiry or termination of this Agreement which might lead any person to believe that Licensee is still licensed to use the Trade Marks or is in any way connected with Licensor.

19. Notices

19.1 Any notice or other communication to be given under or in connection with this Agreement shall be in writing and shall be sent by certified mail return receipt requested courier to:

19.1.1 in the case of Licensor:

Head of Licensing
Everlast Worldwide Inc.
183 Madison Avenue,
Suite 1701,
New York,
NY 10016,
USA
with a copy to be sent to IBML by post, fax and email, to:

International Brand Management Limited, Legal Department
Fourth Floor
120 New Cavendish Street
London
W1W 6XX
United Kingdom
Fax: to a number to be notified to the Licensee from time to time in writing
Email : legal.notice@ibml.co.uk ;

19.1.2 in the case of Licensee, to Sports Nutrition Products, Inc., 219 Dufferin Street, Unit 33108, Toronto, ON, Canada MK6 1Y9,

19.1.3 in the case of Guarantor, to Manchester Capital, Inc., 16-1375 Southdown Road, Suite 250, Mississauga, ON L5J2Z1, USA

or to such other address or fax number as may otherwise be specified by Licensor and/or IBML or Licensee or Guarantor (as the case may be) from time to time in accordance with the provisions of **Clause 19.4**.

19.2 In proving the giving of notice it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted as recorded delivery or deposited with a courier, or that the email was transmitted successfully to the email address specified above or pursuant to **Clause 19.4**.

19.3 Any notice given pursuant to this **Clause 19** shall be deemed to have been received by the addressee:

19.3.1 if delivered by courier, at the time of delivery;

19.3.2 if delivered by recorded delivery post, at the time of receipt of delivery; or

19.3.3 if sent by email, on acknowledgement by the recipient email receiving equipment on a Business Day of the recipient if the acknowledgement occurs before 1700 hours local time on that Business Day of the recipient and in any other case on the following Business Day of the recipient.

19.4 A Party may notify the other Party of a change to its name, relevant person, address or email for the purposes of **Clause 19.1** provided that such notification shall only be effective on:

19.4.1 the date specified in the notification as the date on which the change is to take place; or

19.4.2 if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is deemed to have been served, the date falling five (5) Business Days after notice of any such change is deemed to have been received.

20. Confidential Information

20.1 A Party ("**Recipient Party**") shall hold as strictly confidential both during the continuance of and following the expiry or termination of this Agreement and shall not use for any purpose other than as strictly necessary for the purposes of performance of the obligations of this Agreement, any information concerning the provisions of this Agreement, the Recipes, the clients, assets, business or affairs of the other Party ("**Confidential Information**") which it receives from that Party ("**Disclosing Party**") and shall neither disclose nor knowingly permit either directly or indirectly the disclosure of the same to any other person, firm or company for any reason without the prior written consent of the Disclosing Party (except as may be strictly necessary to personnel engaged in the manufacture of the Products by or on behalf of Licensee for the purpose of manufacturing the Products and in the case where Licensor is a Recipient Party, disclosure to Licensor's Affiliates is required in Licensor's discretion). The Recipient Party shall procure that such persons, firms or companies to whom it may disclose the said Confidential Information, shall hold the said Confidential Information as strictly confidential and are made aware of and are subject to equivalent obligations of confidentiality and the Recipient Party shall use all reasonable endeavours to procure their compliance with such obligations. Except as permitted by this **Clause 20.1**, the Parties agree not to disclose the provisions of this Agreement to any third party without the prior written consent of the other Party except that the Parties shall be permitted to disclose the terms of this Agreement to their respective professional advisors and auditors.

20.2 The obligations of confidentiality in **Clause 20.1** shall not extend to any information which was already known to either Party as evidenced by its prior written records or was previously acquired (other than from a third party who is in breach of a like obligation to any party) or to any information from time to time in the public domain or which is required to be disclosed by law or any regulatory authority provided always that in such circumstances such disclosure shall be only to the extent so required and shall where practical be subject to prior

consultation with the other Party with a view to agreeing timing and content of such disclosure.

20.3 The obligations of this **Clause 20** shall survive expiry or termination of this Agreement.

20.4 The parties understand and agree the remedies and damages may be inadequate to protect against any breach of the provisions of this **Clause 20** by either Party. Accordingly each Party shall be entitled to the grant of interim and final injunctive relief by a court of competent jurisdiction in its discretion against any action that constitutes any breach of this **Clause 20**.

21. Force Majeure

21.1 If and to the extent any Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement, it shall promptly notify the other Party, specifying:

(a) the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give;

(b) the period for which it estimates that the prevention or delay will continue; and

(c) the steps it has taken to avoid the Force Majeure which steps that Party is obliged to take provided they are reasonable.

21.2 Having complied with **Clause 21.1** above, the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be) but only as directly resulting from the Force Majeure, but shall nevertheless use its best efforts to resume full performance.

21.3 If any Force Majeure event continues for more than sixty (60) consecutive calendar days, the Party not suffering from the Force Majeure event may terminate this Agreement forthwith by notice in writing to the other Party.

22. Assignment

22.1 This Agreement shall be personal to Licensee and Licensee shall not assign, transfer, sub-contract or in any other manner make over to any third party this Agreement or any part thereof without the prior written consent of Licensor and/or IBML.

22.2 Licensor and/or IBML shall be entitled to assign, transfer or sub-contract or in any other manner make over to a third party this Agreement or any part thereof without the prior written consent of Licensee and Licensor and/or IBML shall use its reasonable efforts to procure that any person to whom any right or interest in the Trade Marks is transferred in relation to the Products during the continuance of this Agreement shall grant a licence direct to Licensee on the same terms mutatis mutandis as those contained in this Agreement.

23. Entire Agreement

23.1 This Agreement constitutes the entire agreement and understanding of the Parties, and supersedes any previous agreements or arrangements between the Parties relating to the subject matter of this Agreement.

23.2 Licensee acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

24. Relationship between the Parties

24.1 The relationship between Licensor and Licensee under this Agreement is that of independent contractors and nothing in this Agreement shall be deemed to create a relationship of joint venture, partnership or agency between the Parties or constitute any Party the partner, agent or legal representative of the other.

25. Insurance

25.1 Licensee shall obtain and maintain for the term of this Agreement and for a period of three (3) years following expiration or termination of this Agreement product liability and comprehensive general liability insurance to cover any Liabilities which may be incurred while carrying out any activities in connection with this Agreement. The insurance policy shall be for an amount of no less than $5 Million and contain an endorsement of the interest of Licensor and IBML on each such policy of insurance. Licensee shall promptly supply Licensor with a copy of the insurance policy on request or if disclosure of the same would invalidate such insurance, a certificate from Licensee's brokers confirming that the said insurance cover is in place.

26. General

26.1 If any provision or term of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever and such term or provision shall according to applicable legal principles be severable from this Agreement, it shall be deemed to be deleted from this Agreement provided always that if such deletion substantially affects or alters the commercial basis of this Agreement the Parties shall negotiate in good faith in an attempt to amend and modify the provisions of this Agreement as may be necessary or desirable in the circumstances so as to achieve so far as possible the same economic effect.

26.2 No relaxation, forbearance, delay or indulgence by either Party in enforcing any of the provisions of this Agreement, or the granting of time by either Party, shall prejudice, affect or restrict the rights and powers of that Party under this Agreement nor shall any waiver by either Party of any breach of this Agreement operate as a waiver of or in relation to any subsequent or any continuing breach of this Agreement.

26.3 Each Party shall, at the cost of the requesting Party, co-operate with such other Party and execute and deliver to such other Party such instruments and documents and take all such other actions in each case as may be reasonably requested from time to time in order to give full effect to this Agreement and securing to such requesting Party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

26.4 No amendment or other variation to this Agreement shall be effective unless it is in writing, is dated and is signed by a duly authorized representative of each Party.

26.5 A person who is not a Party to this Agreement has no right to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available under law.

26.6 Each Party shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement.

26.7 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

26.8 Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law or in equity, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement, at law or in equity.

26.9 This Agreement shall be interpreted and construed in accordance with laws of the State of New York without regard to its choice of law principles. The Parties agree that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), shall be brought exclusively in the federal or state courts located in New York County, New York and the Parties for this purpose hereby submit to the exclusive jurisdiction and venue of such courts.

IN WITNESS of which the parties have caused this Agreement to be executed by their duly authorised representative the day and year first before written.

SIGNED FOR AND ON BEHALF OF
EVERLAST WORLD'S BOXING HEADQUARTERS CORP.

By: Dave Forsey

Title: Director

Signature:

Date: 04-06-13

SIGNED FOR AND ON BEHALF OF
INTERNATIONAL BRAND MANAGEMENT LIMITED

By: Dave Forsey

Title: Director

Signature:

Date: 04-06-13

SIGNED FOR AND ON BEHALF OF
SPORTS NUTRITION PRODUCTS, INC.

By: Anthony Pallante

Title: President

Signature:

Date: May 17, 2013

SIGNED FOR AND ON BEHALF OF
MANCHESTER CAPITAL, INC.

By: Anthony Pallante

Title: President + C.E.O

Signature:

Date: May 17, 2013

SCHEDULE 1

Products

Muscle building and performance products (pre, during and post workout)

Weight loss products

Anti-aging products

Other products as agreed in writing in advance by Licensor and/or IBML

SCHEDULE 2

The Trade Marks

All registered and unregistered rights in the Territory in the following marks:

EVERLAST®

EVERLAST SPORT

GREATNESS IS WITHIN™

SCHEDULE 3

Territory

USA

If Licensor and/or IBML receives an offer from a third party with respect to the use during the term of this Agreement of the Trade Marks in respect of the Products in Canada, then Licensor and/or IBML shall, prior to accepting such offer, communicate in writing the details of such offer to the Licensee. The Licensee shall have the right to make an offer on terms which are no less favourable than those contained in such third party's offer, within ten (10) Business Days of communication to the Licensee of such third party offer and in the event that Licensee does so, this Agreement shall be amended by the Parties on those terms. If Licensee fails to offer no less favourable terms, or fails to make an offer during such 10-day period, Licensor and/or IBML shall be entitled to enter into an agreement with such third party on the offered terms.

SCHEDULE 4

Annual Minimum Guaranteed Royalty

Year	Annual Minimum Guaranteed Royalty (US$)
2013	0
2014	120,000
2015	235,000
2016	320,000
2017	345,000
2018 onwards (if the Agreement remains in force)	75% of the previous Year's Royalty Calculation or the previous Year's Annual Minimum Guaranteed Royalty plus 10%, whichever is greater

SCHEDULE 5

Code of Conduct

1. Employers will provide safe working conditions for all employees and will not subject them to dangerous working practices. Where local industry standards are higher than the legal requirements then these should apply.

2. Employers shall not employ forced, bonded or prison labor in their operations.

   Workers are not required to lodge "deposits" or their identity papers with their employer and are free to leave their employer after reasonable notice.

3. Employers should recruit, train and promote employees on equal terms on the basis of their ability to do their job.

4. Accommodation, where provided, shall be clean, safe and meet the basic needs of the workers.

5. There is no discrimination in hiring, compensation, access to training, promotion, termination or retirement based on race, caste, national origin, religion, age, disability, gender, marital status, sexual orientation, union membership or political affiliation.

6. Physical abuse or discipline, the threat of physical abuse, sexual or other harassment and verbal abuse or other forms of intimidation shall be prohibited.

7. Employers will respect the right of employees to join and organize associations of their own choosing. Employers adopt an open attitude towards the activities of trade unions and their organizational activities.

   Workers representatives are not discriminated against and have access to carry out their representative functions in the workplace.

8. Employees will be paid at least the minimum legal wage or a wage that is consistent with local industry standards, whichever is the greater. In any event wages should always be enough to meet basic needs and to provide some discretionary income.

9. Wages will be paid directly to the employee. Information relating to wages will be available in an understandable form.

   Deductions from wages as a disciplinary measure shall not be permitted nor shall any deductions from wages not provided for by national law be permitted without the expressed permission of the worker concerned. All disciplinary measures should be recorded.

10. Working hours comply with national laws and benchmark industry standards, whichever afford greater protection.

    In any event, workers shall not on a regular basis be required to work in excess of 48 hours per week and shall be provided with at least one day off for every 7 day period on average.

    Overtime shall be voluntary, shall not exceed 12 hours per week, shall not be demanded on a regular basis and shall always be compensated at a premium rate.

11. Children below the age of 15 (or 14 in countries with insufficiently developed economies and education facilities) will not be employed.

12. Children and young persons under 18 shall not be employed at night or in hazardous conditions.

    Licensee shall develop or participate in and contribute to policies and programs which provide for the transition of any child found to be performing child labor to enable her or him to attend and remain in quality education until no longer a child; "child" and "child labor" being defined in Appendix A.

13. Lighting, heating and ventilation systems should be adequate in the working environment, and clean sanitary facilities should be available at all times.

14. Obligations to employees under labor or social security laws and regulations arising from the regular employment relationship are to be avoided through the use of labor-only contracting, sub-contracting or home-working arrangements, or through apprenticeship schemes where there is no real intent to impart skills or provide regular employment, nor shall any such obligations be avoided through the excessive use of fixed-term contracts of employment.

ENVIRONMENT PROTECTION

15. Licensee will comply with all relevant laws and regulations regarding the protection and preservation of the environment.

16. Licensee will carefully monitor discharges and waste which could pollute the local environment, including the prohibition on the use of chloro-fluro carbons (CFC's). The release of which could contribute to the depletion of the earth's ozone layer.

COMMUNITY INVOLVEMENT

17. Employers will recognize the economic and social impact of their work and be committed to improving conditions in the wider community.

SUPPLIERS

18. Licensee will endeavor to ensure that their suppliers follow the standards of the supplier code of conduct.

CONSUMER PROTECTION

19. Licensee will comply with any international directives concerning such as but not limited to Azo Dyes, Nickel etc.

20. Licensee guarantees that all the products manufactured will meet Licensor's specifications and be free form any defect that is likely to cause harm to the consumer such as but not limited to needles, tacks etc.

COMPLIANCE

21. Licensee should take steps to ensure compliance with these standards in their own operations and those who supply them.

22. Licensee should consider requiring suppliers to provide legally binding contractual assurances of their compliance with these standards and develop mechanisms to monitor their own performance and that of their suppliers.

DEFINITIONS

Child: Any person less than 15 years of age unless local minimum age law stipulates a higher age for work or mandatory schooling, in which case the higher ages shall apply. If however, local minimum age law is set at 14 years of age in accordance with developing country expectations under ILO Convention No. 138, the lower will apply.

Young Person: Any worker over the age of a child as defined above and under the age of 18.

Child Labor: Any work by a child younger than the age(s) specified in the above definition of a child, except as provided by the relevant ILO standards, and any work that is likely to be hazardous or to interfere with the child's health or physical, mental, spiritual, moral or social development.

SCHEDULE 6

DISTRIBUTION CHANNELS

1. Direct Response (including infomercials)
2. Grocery stores
3. Drug stores
4. Mass market stores
5. Convenience and gas stores
6. Discount retailers
7. Sporting goods retailers
8. Vitamin and supplement retailers

SCHEDULE 7

FORM OF GUARANTEE

1. **MANCHESTER CAPITAL, INC.** a company incorporated under the laws of the USA with Company Number 891760621RC0002 whose principal place of business is at 16-1375 Southdown Road, Suite 250, Mississauga, ON L5J2Z1, USA ('**Guarantor**) acknowledges and agrees that Licensor would not be entering into the licence agreement ('**Licence Agreement**') with **SPORTS NUTRITION PRODUCTS, INC.** ('**Licensee**') to which the form of this Guarantee is appended ('**Deed**'), but for the guarantee by Guarantor of the performance thereof by Licensee.

2. Accordingly and in order to induce Licensor to enter into the Licence Agreement, Guarantor hereby guarantees that Licensee shall perform all of its obligations and duties under the Licence Agreement. If Licensee defaults in the payment when due of any amount it is obliged to pay to Licensor and/or IBML under the Licence Agreement, or arising from its termination, and has not made such payment within thirty (30) days of receipt of written notice from Licensor and/or IBML, Guarantor shall, immediately on demand by Licensor and/or IBML, unconditionally pay that amount to Licensor and/or IBML in the manner prescribed in the Licence Agreement as if it were the Licensee.

3. As an independent and primary obligation Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified Licensor and IBML from and against any and all losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by Licensor and/or IBML arising from failure of Licensee to comply with any of its obligations or discharge any of its liabilities under the Licence Agreement.

4. The Guarantor shall hereby permit the variation of contractual obligations contained within the Licence Agreement, or the giving of time in which such obligations are to be performed; and the effect of the same shall not be to discharge the Guarantor's obligations hereunder.

5. This Guarantee shall be interpreted and construed in accordance with laws of the State of New York without regard to its choice of law principles. The Parties agree that any dispute or claim arising out of or in connection with this Guarantee or its subject matter or formation (including non-contractual disputes or claims), shall be brought exclusively in the federal or state courts located in New York County, New York and the Parties for this purpose hereby submit to the exclusive jurisdiction and venue of such courts.

IN WITNESS WHEREOF this Guarantee has been duly executed by **MANCHESTER CAPITAL, INC.** and is delivered as a deed on the date set out below.

EXECUTED AS A DEED FOR AND ON BEHALF OF MANCHESTER CAPITAL, INC.

Signature: ______________________

Date: May 17, 2013

In the presence of:

Name of witness: Brad Caister

Signature of Witness: ______________________